Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Shareholders and Board of Trustees of
American Financial Realty Trust:
We consent to the incorporation by reference in the registration statements (Nos. 333-119602, 333-104000 and 333-118918) on Form S-3 and in the registration statement (No. 333-109754) on Form S-8 of American Financial Realty Trust of our reports dated March 14, 2006, with respect to the consolidated balance sheets of American Financial Realty Trust as of December 31, 2005 and 2004, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2005, and related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of American Financial Realty Trust.
Our report dated March 14, 2006, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005, expresses our opinion that American Financial Realty Trust did not maintain effective internal control over financial reporting as of December 31, 2005, because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states there was a material weakness relating to the Company’s accounting for income taxes.
KPMG LLP
Philadelphia, Pennsylvania
March 14, 2006